EXHIBIT 99.2

Form of Nomination Agreement1

1.       This Nomination Agreement (the “Agreement”) is by and between Oasis Investments II Master Fund Ltd. (“Oasis,” “we” or “us”) and ________________________ (“you”).

2.       You agree that you are willing, should we so elect, to become a member of a slate of nominees (the “Slate”) of Oasis or one of its affiliates (the “Nominating Party”), which nominees shall be nominated for election or appointment as directors of Vail Resorts, Inc., a Delaware corporation (the “Corporation”), in connection with a campaign (the “Campaign”) or a proxy solicitation (the “Proxy Solicitation”) that we may conduct in respect of the Corporation, whether in connection with the 2026 annual meeting of stockholders of the Corporation (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the “Annual Meeting”) or otherwise. You further agree to serve as a director of the Corporation if so elected or appointed. We agree to pay the costs of the Proxy Solicitation and agree to reimburse you for any documented and reasonable out-of-pocket expenses you incur in connection with the Campaign or the Proxy Solicitation that are approved in writing in advance by us, including reasonable expenses for travel requested by us in connection therewith. If we elect to commence a Proxy Solicitation and include you as a member of the Slate, we agree to pay you: (i) a one-time fee of $50,000 promptly following the date that we submit a letter to the Secretary of the Corporation nominating you to stand for election as a director of the Corporation at the Annual Meeting; and (ii) an additional one-time fee of $50,000 (together, the “Fees”) upon the filing of a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the Proxy Solicitation naming you as a member of the Slate; provided that you agree that an amount equal to the estimated after-tax proceeds of the Fees (assuming a combined federal, state and city tax rate of 45%, rounded to the nearest whole dollar) will be invested in the common stock of the Corporation within five (5) calendar days of receipt of any such Fee (or such longer period as may be required to comply with any legal or regulatory requirements).

3.       Oasis agrees on behalf of the Nominating Party that, so long as you actually serve on the Slate and comply with the terms of this Agreement and reasonable requests from Oasis in such capacity, Oasis will defend, indemnify and hold you harmless from and against any direct, out of pocket losses, claims, damages, penalties, judgments, awards, settlements, liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys’ fees, costs, expenses and disbursements) incurred by you in the event that you become a party, to any civil, criminal, administrative or arbitrative action, suit or proceeding brought by a third party, and any appeal thereof, (i) relating to your role as a nominee for director of the Corporation on the Slate, or (ii) otherwise directly arising from or in connection with or relating to the Campaign or the Proxy Solicitation. [Oasis shall advance to you, promptly (and in any event within ten (10) business days of your written request), all reasonable and documented expenses (including reasonable attorneys’ fees) as incurred by you in connection with any such action, suit or proceeding, in advance of the final disposition thereof. If at any time your interests in any claim subject to this paragraph 3 actually conflict with the interests of Oasis or another member of the Slate, you shall be entitled to be represented by counsel of your own choosing, reasonably acceptable to Oasis, at Oasis’s expense.] Your right to indemnification hereunder shall continue after the Annual Meeting has taken place but only for events that occurred prior to the Annual Meeting and subsequent to the date hereof. Anything to the contrary herein notwithstanding, Oasis is not indemnifying you for any action taken by you or on your behalf that occurs prior to the date hereof or subsequent to the conclusion of the Proxy Solicitation or such earlier time as you are no longer a nominee on the Slate or for any claims made against you in your capacity as a director of the Corporation or actions taken by you as a director of the Corporation, if you are elected or appointed.

1 The bracketed language in this form appears in the Nomination Agreements for some but not all of the Nominees.

Nothing herein shall be construed to provide you with indemnification (i) if you violate any provision of state or federal law or commit any criminal actions; (ii) if you acted in a manner that constitutes fraud, gross negligence, bad faith or willful misconduct; (iii) if you provided false or misleading information, or omitted material information, in the Questionnaire Form (as defined in paragraph 4 below), any Nominee Information (as defined in paragraph 4 below) or otherwise in connection with the Campaign or the Proxy Solicitation; or (iv) if you breach the terms of this Agreement. You shall promptly notify Oasis in writing in the event of any third-party claims actually made against you or known by you to be threatened (along with any supporting documents in your possession) if you intend to seek indemnification hereunder in respect of such claims. [Any delay in providing such notice shall not relieve Oasis of its obligations under this paragraph 3, except to the extent Oasis is materially prejudiced by such delay.] In addition, upon your delivery of notice with respect to any such claim, Oasis, in its sole discretion, shall be entitled to assume control of the defense of such claim with counsel chosen by Oasis[, subject to your right to separate counsel under the circumstances described above]. Oasis shall not be responsible for any settlement of any claim against you covered by this indemnity without its prior written consent. However, Oasis may not enter into any settlement of any such claim without your consent unless such settlement includes (i) no admission of liability or guilt by you, and (ii) an unconditional release of you from any and all liability or obligation in respect of such claim.

4.       You understand that it may be difficult, if not impossible, to replace a nominee who, such as yourself, has agreed to be included on the Slate and, if elected or appointed, to serve as a director of the Corporation if such nominee later changes his or her mind and determines not to be included on the Slate or, if elected or appointed, to serve as a director of the Corporation. Accordingly, Oasis is relying upon your agreement to serve on the Slate and, if elected or appointed, as a director of the Corporation. In that regard, you will be supplied with a questionnaire, the form of which will be provided by Oasis (the “Questionnaire Form”) in which you will provide Oasis with information necessary for the Nominating Party to make appropriate disclosure to the Corporation and to use in creating the proxy solicitation materials to be sent to stockholders of the Corporation and filed with the SEC in connection with the Campaign and Proxy Solicitation (collectively, the “Nominee Information”).

5.       You agree that (i) upon request you will promptly complete, sign and return the Questionnaire Form, Company Representation and any other Nominee Information, (ii) your Nominee Information will be true, complete and correct in all [material] respects, (iii) you will promptly inform us in writing of any changes to the Nominee Information, and (iv) you will provide any additional information and/or execute and return any instruments related to the Campaign and Proxy Solicitation as may be reasonably requested by Oasis or the Corporation. In addition, you agree that you will execute and return a separate instrument confirming that you consent to being named in any proxy statement and proxy card and nominated for election or appointment as a director of the Corporation and, if elected or appointed, consent to serving as a director of the Corporation and that you are not, and will not become, a party to any agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director that has not been disclosed to the Corporation. Upon being notified that you have been chosen, Oasis and the Nominating Party may forward any other Nominee Information, to the Corporation. Oasis and the Nominating Party may at any time, in our and their discretion, disclose the information contained therein, as well as the existence and contents of this Agreement. Furthermore, you understand that Oasis may elect, at its expense, to conduct a background and reference check on you and you agree to complete and execute any necessary authorization forms or other documents required in connection therewith. You also agree to reasonably consult with us prior to taking any [action that you know, or reasonably should know, are] likely to [materially] interfere with your obligations hereunder or result in an adverse recommendation from Institutional Shareholder Services, Inc. or Glass, Lewis & Co.

6.       You further agree that (i) you will treat confidentially and not disclose to any party (unless compelled by law) any information relating to the Campaign, the Proxy Solicitation, or Oasis or its affiliates; (ii) from the date hereof until the Annual Meeting, neither you nor your immediate family will purchase or sell shares in the Corporation without the prior written consent of Oasis [(which consent shall not be unreasonably withheld, conditioned or delayed, and shall be deemed given if Oasis does not respond within five (5) business days of your request)] and that you will comply with certain compliance policies and procedures of Oasis as communicated to you from time to time; (iii) you will not issue, publish or otherwise make any public statement or any other form of public communication relating to the Corporation, the Campaign or the Proxy Solicitation without the prior written consent of Oasis[, except for statements required by applicable law or the rules of any stock exchange, or routine disclosures made in the ordinary course in connection with your other professional or board obligations that do not specifically reference the Campaign or the Proxy Solicitation]; and (iv) you will not agree to serve, or agree to be nominated to stand for election, by the Corporation or any other stockholder of the Corporation (other than Oasis and its affiliates), as a director of the Corporation without the prior written consent of Oasis. Nothing in this Agreement shall interfere with either party’s ability to communicate with governmental agencies or regulators regarding potential violations of law. [Oasis agrees that, during the term of this Agreement, it will not, and will instruct its affiliates and its and their officers, directors, employees, members and partners not to, make any public statement that disparages you.]

7.       With the exception of the requirement to invest the after-tax proceeds of the Fees set out in paragraph 2 above, from the date hereof until the Annual Meeting you may only invest in securities of the Corporation with the prior written consent of Oasis [(which consent shall not be unreasonably withheld, conditioned or delayed, and shall be deemed given if Oasis does not respond within five (5) business days of your request)]. With respect to any purchases by you or your immediate family of securities of the Corporation approved by Oasis, (i) you agree to consult with Oasis regarding such purchases and provide necessary information following such purchases so that we may comply with any applicable disclosure or other obligations which may result from such investment and (ii) Oasis or its affiliates shall prepare and complete any required disclosures including all regulatory filings related thereto at no cost to you. With respect to any purchases made pursuant to this paragraph you agree not to dispose of any such securities prior to the termination of this Agreement.

8.       Each of us recognizes that should you be elected or appointed to the Board of Directors of the Corporation (the “Board”), all of your activities and decisions as a director will be governed by applicable law and subject to your fiduciary duties, as applicable, to the Corporation and to the stockholders of the Corporation and, as a result, that there is, and can be, no agreement between you and Oasis that governs the decisions which you will make as a director of the Corporation. Oasis and you acknowledge that you are not acting as an agent of Oasis or in a fiduciary capacity with respect to Oasis and that you are not assuming any duties or obligations to Oasis other than those expressly set forth in this Agreement. Nothing contained herein shall be construed as creating, or be deemed to create, the relationship of employer and employee between the parties, nor any agency.

9.       This Agreement shall automatically terminate on the earliest to occur of (i) the conclusion of the Annual Meeting (including the certification of the results thereof), (ii) your election or appointment to the Board, (iii) the termination of the Campaign and the Proxy Solicitation or (iv) our election to not include you as part of the Slate [(which election Oasis shall communicate to you in writing promptly after it is made)], provided, however, that the applicable expense provisions in the second paragraph, the indemnification provisions in the third paragraph, the confidentiality obligations in the sixth paragraph, and the eighth through twelfth paragraphs of this Agreement shall survive such termination. [Notwithstanding clause (iv) above, if Oasis elects not to include you as part of the Slate after you have already been publicly named as a nominee in any letter to the Corporation, proxy statement, or other soliciting material, you shall be entitled to retain any Fees already paid to you and to receive any Fee that had, as of the date of such election, already become payable in accordance with paragraph 2 above.]

10.       This Agreement sets forth the entire agreement between Oasis and you as to the subject matter contained herein, and cannot be amended, modified or terminated except by a writing executed by Oasis and you. You represent that you are not a party to or subject to any investments, restrictive covenants, legal restrictions or other agreements, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements with the Corporation or any other person which would in any way preclude, inhibit, impair, create a conflict of interest relating to or otherwise limit your ability to serve as a nominee on the Slate or perform your obligations hereunder.

11.       This Agreement shall be governed by the laws of the State of New York, without giving effect to principles of conflicts of laws. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement shall exclusively be brought in a New York State or Federal court located in New York County in the State of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof, and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.

12.       This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. [All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be deemed given when delivered by hand, sent by email (with confirmation of receipt), or sent by nationally recognized overnight courier, in each case to the address or email address for each party as most recently provided by such party for such purpose.]

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